FOURTH AMENDMENT TO OFFICE LEASE

This Fourth Amendment to Office Lease (this "Fourth Amendment") is made and entered into by and between **KBSIII ALMADEN FINANCIAL PLAZA, LLC**, a Delaware limited liability company ("Landlord"), and **ZOOM VIDEO COMMUNICATIONS, INC.**, a Delaware corporation ("Tenant"), and shall be effective for all purposes as of the date that Landlord executes this Fourth Amendment as reflected in the signature page below (the "Effective Date").

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated August 1, 2016 (the "Original Lease"), as amended by (i) that certain First Amendment to Office Lease dated October 31, 2016 (the "First Amendment"), (ii) that certain Second Amendment to Office Lease dated August 8, 2018 (the "Second Amendment"), and (iii) that certain Third Amendment to Office Lease dated March __, 2019 (the "Third Amendment;" the Original Lease, as so amended, being the "Lease"), pursuant to which Tenant is currently leasing from Landlord certain premises containing a total of 73,754 square feet of Rentable Area consisting of (i) that certain 17,576 square feet of Rentable Area designated as Suite 400 (the "Suite 400 Space") in the building known as 55 Almaden Boulevard San Jose, California (the "55 Almaden Building"), (ii) that certain 17,639 square feet of Rentable Area designated as Suite 500 (the "Suite 500 Space") in the 55 Almaden Building, (iii) that certain 17,514 square feet of Rentable Area designated as Suite 600 (the "Suite 600 Space") in the 55 Almaden Building, (iv) that certain 13,291 square foot of Rentable Area designated as Suite 900 (the "Suite 900 Space") in the building known as One Almaden, San Jose, California ("One Almaden Building"), and (v) that certain 7,734 square feet of Rentable Area designated as Suite 1150 (the "Suite 1150 Space") in the One Almaden Building (collectively with the Suite 400 Space, Suite 500 Space, Suite 600 Space, the Suite 900 Space and Suite 1150 Space referred to herein as the "Existing Premises"), all being in the multi-office building project known as The Almaden (the "Project");

WHEREAS, Tenant desires to further expand the "Premises" under the Lease;

WHEREAS, Landlord and Tenant desire to expand the Premises and further amend the Lease as more particularly described hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained herein and in the Lease, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby amended as follows:

1. Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Fourth Amendment.

2. Expansion of Premises. Effective as of the later to occur of (i) the earlier to occur of (A) the date that the Tenant Improvements are Substantially Completed, (B) the date that the Tenant Improvements would have been Substantially Completed but for Tenant Delays, or (C) the date that Tenant, or any person occupying any of the Suite 300 Space with Tenant's permission, commences business operations from the Suite 300 Space, or (ii) December 1, 2019 (the later of (i) and (ii) being the "Suite 300 Commencement Date"), the Premises shall be expanded to include that certain 13,271 square foot of Rentable Area designated as Suite 300 (the "Suite 300 Space") in the One Almaden Building, for a term that is coterminous with the Lease Term, which is currently scheduled to expire in February 28, 2029. The Suite 300 Space is more particularly shown in Exhibit A attached hereto and incorporated herein for all purposes. The terms "Tenant Improvements," "Substantially Completed" and "Tenant Delays" are defined in the work letter attached hereto as Exhibit B. Following the Suite 300 Commencement Date, Landlord may prepare and deliver to Tenant a commencement certificate confirming the Suite 300 Commencement Date, which Tenant

shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the commencement certificate to Landlord within ten (10) business days of its receipt from Landlord, the commencement certificate as sent by Landlord shall be deemed to have correctly set forth the Suite 300 Commencement Date and the other matters addressed in the commencement certificate. Failure of Landlord to send the commencement certificate shall have no effect on the Suite 300 Commencement Date. If Landlord does not Substantially Complete the Tenant Improvements by the Completion Date (as defined below), then Tenant, as Tenant's sole and exclusive remedy, shall receive an extension of the Suite 300 Space Abatement Period for each day that the Tenant Improvements are not Substantially Completed following the Completion Date. The term "Completion Date" shall mean December 1, 2019; provided, however, the Completion Date shall be postponed one (1) day for each day of Tenant Delay and one (1) day for each day that one or more Force Majeure Delays occur. The term "Force Majeure Delay" shall mean any delays in the performance of Landlord's obligations under this Lease being defined in this Lease as an event of Force Majeure (as more fully described and defined in Paragraph 19(w) of the Original Lease).

3. Confirmation of the Premises. Commencing on the Suite 300 Commencement Date and continuing through the remainder of the Lease Term (but subject to the terms of Paragraph 13 of the Third Amendment), the "Premises" under the Lease shall be deemed to contain a total of 87,025 square feet of Rentable Area, consisting of the Suite 400 Space (which is located in the 55 Almaden Building), Suite 500 Space (which is located in the 55 Almaden Building), Suite 600 Space (which is located in the 55 Almaden Building), Suite 900 Space (which is located in the One Almaden Building), Suite 1150 Space (which is located in the One Almaden Building), and Suite 300 Space (which is located in the One Almaden Building).

4. Basic Annual Rent. Tenant shall continue to pay Basic Annual Rent for the Existing Premises in accordance with the terms and conditions of the Lease. In addition, commencing on the Suite 300 Commencement Date and continuing thereafter for the remainder of the Lease Term, Tenant shall also pay Basic Annual Rent for the Suite 300 Space as follows:

Period	Monthly Installment
Suite 300 C.D. – 12/31/2019	$61,964.65*
01/01/2020 – 12/31/2020	$63,616.89
01/01/2021 – 12/31/2021	$65,318.70
01/01/2022 – 12/31/2022	$67,071.56
01/01/2023 – 12/31/2023	$68,877.00
01/01/2024 – 12/31/2024	$70,736.61
01/01/2025 – 12/31/2025	$72,652.01
01/01/2026 – 12/31/2026	$74,624.87
01/01/2027 – 12/31/2027	$76,656.92
01/01/2028 – 12/31/2028	$78,749.83
01/01/2029 – 02/28/2029	$80,905.72

*Provided that Tenant is not in default under this Lease past applicable notice and cure periods, then Landlord hereby agrees to partially abate the Basic Annual Rent with respect to the Suite 300 Space for full six (6) month period commencing on the first day of the second (2nd) full calendar month following the Suite 300 Commencement Date and continuing through the last day of the seventh (7th) full calendar month following the Suite 300 Commencement Date (such period being the "Suite 300 Space Abatement Period") so that during this partial abatement period, the Basic Annual Rent payable by Tenant for the Suite 300 Space shall equal $6,890.00 per month. Notwithstanding anything herein to the contrary, prior to the occurrence of the scheduled abatement of the Basic Annual Rent, Landlord may pay to Tenant the sum scheduled to be abated, in which case the abatement of

Basic Annual Rent shall not occur and Tenant shall pay Basic Annual Rent in the amount required in the Basic Annual Rent schedule above.

5. Additional Rent. Tenant shall continue to pay Additional Rent with respect to the Existing Premises in accordance with the terms of the Lease. In addition thereto, with respect to the Suite 300 Space, commencing on the Suite 300 Commencement Date and continuing thereafter through the Lease Term, Tenant shall pay, as Additional Rent, the Tenant's Proportionate Share of Operating Costs attributable to the Suite 300 Space in excess of those Operating Costs incurred in the Base Year and for purposes of performing such calculations: (i) the Tenant's Proportionate Share of the One Almaden Building with respect to the Suite 300 Space shall be deemed to equal 8.4857% (13,271 rsf / 156,392 rsf), (ii) the Tenant's Proportionate Share of the Project with respect to the Suite 300 Space shall be deemed to equal 3.1892% (13,271 rsf / 416,126 rsf), (iii) the Base Year with respect to the Suite 300 Space shall be deemed to be the calendar year 2020, and (iv) any references to the "Building" in the Lease shall mean and refer to the One Almaden Building. The cap on Controllable Operating Costs set forth in Paragraph 3(l) of the Original Lease shall apply with respect to the Suite 300 Space, however, for purposes of calculating such cap, the phrase "first calendar year" as set forth in the third line of Paragraph 3(l) shall be amended to be "2020 calendar year".

6. Condition of Premises. Notwithstanding anything in the Lease to the contrary, Tenant shall lease the Suite 300 Space and agrees to accept the entirety of the Suite 300 Space from Landlord, in its existing "AS-IS", "WHERE-IS" and "WITH ALL FAULTS" condition, and, except as provided in the Lease, Landlord shall have no obligation whatsoever to refurbish or otherwise improve any portion of the Suite 300 Space at any time during the Lease Term; provided, however, Landlord hereby agrees to construct certain improvements in the Suite 300 Space pursuant to and in accordance with the terms of the work letter attached hereto as Exhibit B and incorporated herein for all purposes.

7. Parking. Notwithstanding anything to the contrary in Paragraph 9(a) of the Second Amendment, the Standard Parking Allocation shall apply with respect to the Suite 300 Space. As of the Suite 300 Commencement Date, the parking charges for the Standard Parking Allocation attributable to the Suite 300 Space are incorporated into the Basic Annual Rent amounts for the Suite 300 Space reflected in the rent schedule in Paragraph 4 above and, as a result, there is no separate charge payable for by Tenant for such Standard Parking Allocation attributable to the Suite 300 Space; provided, however, in the event the prevailing rate increases after the Effective Date (such incremental increase being the "Increased Rate Amount") for unreserved parking spaces in the Project, then Tenant shall pay such Increased Rate Amount (as such amount may increase from time to time) as a separate charge (plus any applicable taxes) for each unreserved parking space provided to Tenant in the Standard Parking Allocation attributed to the Suite 300 Space.

8. Prepaid Rent. Concurrently with the execution of this Third Amendment, Tenant shall pay to Landlord the sum of $61,964.65, which shall be applied towards the Basic Annual Rent first becoming due with respect to the Suite 300 Space.

9. Subordination. During the thirty (30) day period following the Effective Date of this Fourth Amendment, Landlord agrees to use commercially reasonable efforts to obtain and provide to Tenant a Subordination, Non-Disturbance and Attornment Agreement ("SNDA") in substantially the form of the agreement used by the lender holding the existing mortgage encumbering the Building (the "Lender"); provided, however, in no event shall Landlord be in default under the Lease (as amended by this Fourth Amendment), and in no event shall Tenant be entitled to terminate the Lease or this Fourth Amendment, if Landlord is unable to provide Tenant with such SNDA. In the event Tenant has any comments to the form SNDA provided by the Lender, then

Landlord agrees to forward such comments to the Lender and facilitate communication between Tenant and Lender in order to address any such comments from Tenant; provided, however, in no event shall Landlord be in default hereunder or otherwise liable to Tenant if the Lender refuses to accept any comments from Tenant to the form SNDA. Tenant shall reimburse Landlord upon demand for any actual and reasonable costs, including attorneys' fees, that Landlord incurs in seeking to obtain an SNDA for Tenant. In addition, in the event of any Lenders with mortgages encumbering the Building after the date of this Fourth Amendment, Landlord agrees to use commercially reasonable efforts to obtain from any such future Lenders an SNDA on the form of SNDA utilized by such Lender. In the event Tenant has any comments to the such form SNDA provided by the future Lender, then Landlord agrees to forward such comments to such Lender and facilitate communication between Tenant and such Lender in order to address any such comments from Tenant; provided, however, in no event shall Landlord be in default hereunder or otherwise liable to Tenant if such Lender refuses to accept any comments from Tenant to the form SNDA.

10. Renewal Option. Tenant shall continue to have the renewal option set forth in Exhibit C to the Second Amendment and such renewal option shall apply to the Suite 300 Space. In the event that tenant elects to exercise the renewal option, it shall be required to exercise it for the entirety of the Premises then being leased by Tenant (i.e., it cannot exercise the renewal option for only a portion of the Premises being leased).

11. Brokers. Landlord and Tenant each warrant that it has had no dealings with any broker or agent other than CBRE, Inc., representing Tenant, and Cushman & Wakefield U.S., Inc., representing Landlord (collectively, the "Broker") in connection with the negotiation or execution of this Fourth Amendment, and Landlord and Tenant each agree to indemnify the other and hold the other harmless from and against any and all costs, expenses, or liability for commissions or other compensations or charges claimed by any broker or agent, other than the Broker, who claim to have represented the indemnifying party with respect to this Fourth Amendment or otherwise claim a commission with respect to this Fourth Amendment due to their dealings with the indemnifying party. Landlord shall pay the Broker a leasing commission in connection with this Fourth Amendment pursuant to a separate written agreement between Landlord and such Broker.

12. OFAC. Tenant certifies, represents, warrants and covenants that: (i) it is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person", or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and its designated property management company, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, representatives, insurers and agents from and against any and all claims or damages arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

13. Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Fourth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fourth Amendment shall supersede and control.

14. Counterparts/Facsimiles. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one

agreement. To facilitate execution of this Fourth Amendment, the parties may execute and exchange telefaxed or e-mailed counterparts of the signature pages and such counterparts shall serve as originals.

15. **ELECTRONIC SIGNATURES/COUNTERPARTS**. Signatures to this Fourth Amendment transmitted by telecopy or electronic signatures shall be valid and effective to bind the party so signing. To facilitate execution of this Third Amendment, the parties may execute this Fourth Amendment via counterparts and exchange facsimile or pdf copies of such executed counterparts via telefax or e-mail, and such telefaxed or e-mailed facsimile counterparts shall serve as originals. **FURTHER, THE PARTIES HERETO EXPRESSLY CONSENT, STIPULATE AND AGREE THAT THIS FOURTH AMENDMENT MAY BE ELECTRONICALLY SIGNED. THE PARTIES AGREE THE ELECTRONIC SIGNATURES APPEARING ON THIS FOURTH AMENDMENT SHALL BE TREATED, FOR PURPOSES OF VALIDITY, ENFORCEABILITY AS WELL AS ADMISSIBILITY, THE SAME AS HAND-WRITTEN SIGNATURES.**

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IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed, effective as of the Effective Date set forth herein.

LANDLORD:

KBSIII ALMADEN FINANCIAL PLAZA, LLC,
a Delaware limited liability company

By: KBS Capital Advisors, LLC,
a Delaware limited liability company, as agent

By: ______________________
Brent Carroll,
Senior Vice President

Date: 5/13, **2019**

TENANT:

ZOOM VIDEO COMMUNICATIONS, INC.,
a Delaware corporation

By: ______________________
Name: KELLY STECKELBERG
Title: CFO

Date: 5/9/19, **2019**

731923436.6

EXHIBIT A

SUITE 300 SPACE


KBS
1 Almaden, 3rd Floor
San Jose, CA
FLR03
OVERALL THIRD LEVEL FLOOOR PLAN
ARCHITECTURAL TECHNOLOGIES

731923436.6

EXHIBIT B
WORK LETTER

(a) Landlord agrees to furnish or perform, at Landlord's sole cost and expense, those items of construction and those improvements to the Suite 300 Space as set forth on the plans attached hereto as Exhibit B-1 and incorporated herein for all purposes (the "Tenant Improvements"). The Tenant Improvements shall be completed using materials and finishes that are similar in quality and price to those utilized by Landlord in its recent construction of the Suite 1150 Space (however, while the finishes and materials will be similar in price, in no event shall Landlord be required to use finishes and materials that are more costly than those utilized in the Suite 1150 Space). Notwithstanding the foregoing to the contrary, Tenant, at is sole cost and expense, shall be responsible for the cost of distribution of power beyond the perimeter walls (including costs to distribute power to Tenant's workstations/work benches) and for the cost to install a sink in the lactation/wellness room as shown in Exhibit B-1.

(b) If Tenant shall desire any changes in the Tenant Improvements, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all increased costs of making any changes to the Tenant Improvements which Tenant may request (including a construction management fee payable to Landlord in the amount of three percent (3%) of the hard and soft costs of any such change orders) and which Landlord may agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order (or if construction drawings are not yet finalized, then upon Tenant's approval of the revised construction drawings).

(c) Landlord shall proceed with and complete the construction of the Tenant Improvements. As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Tenant Improvements were Substantially Completed. The Tenant Improvements shall be deemed substantially completed ("Substantially Completed", or any grammatical variant thereof) when, in the reasonable opinion of the Landlord's architect (whether an employee or agent of Landlord or a third party architect) ("Architect"), the Suite 300 Space is substantially completed except for punch list items which do not prevent in any material way the use of the Suite 300 Space for the purposes for which they were intended. In the event Tenant, its employees, agents, or contractors cause construction of such Tenant Improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Architect, Substantial Completion would have occurred if such delays had not taken place. Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant's request for any changes in the plans, Tenant's request for long lead items or Tenant's interference with the construction of the Tenant Improvements (each of the foregoing, a "Tenant Delay"), and such Tenant Delays shall not cause a deferral of the Suite 300 Commencement Date beyond what it otherwise would have been. After the Suite 300 Commencement Date Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Suite 300 Space. In the event of any dispute as to the Tenant Improvements, including the Suite 300 Commencement Date, the certificate of the Architect shall be conclusive absent manifest error.

(d) The failure of Tenant to take possession of or to occupy the Suite 300 Space shall not serve to relieve Tenant of obligations arising on the Suite 300 Commencement Date or delay the payment of Rent by Tenant. Subject to applicable ordinances and building codes governing Tenant's right to occupy or perform in the Suite 300 Space, Tenant shall be allowed to install its tenant improvements, machinery, equipment, fixtures, or other property on the Premises during the final stages of completion of construction provided that Tenant does not thereby interfere with the completion of construction or cause any labor dispute as a result of such installations, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project, Building or the property of Landlord, its

contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, EVEN IF SUCH LOSS, DAMAGE, LIABILITY, DEATH, OR PERSONAL INJURY WAS CAUSED SOLELY OR IN PART BY LANDLORD'S NEGLIGENCE, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. Any such occupancy or performance in the Suite 300 Space shall be in accordance with the provisions governing Alterations in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder. Delay in putting Tenant in possession of the Suite 300 Space shall not serve to extend the Lease Term of this Lease or to make Landlord liable for any damages arising therefrom.

(e) Except for incomplete punch list items, Tenant upon the Suite 300 Commencement Date shall have and hold the Suite 300 Space as the same shall then be without any liability or obligation on the part of Landlord for making any further alterations or improvements of any kind in or about the Suite 300 Space.

EXHIBIT B-1
Description of Tenant Improvements



ZOOM
FLR 03-SP-02

Below is a zoomed in portion of the lactation/wellness room area of the plan inserted above in order to reflect the note that Tenant is responsible for the sink installation:



LACTATION /
WELLNESS ROOM
*tenant to be responsible
for sink installation

731923436.6